Separation and release deed

Between Tim Carstens of __________________________________________

And Base Resources Limited (ABN 88 125 546 910) of Level 3, 46 Colin Street, West Perth, in the State of Western Australia (Base Resources)

And Energy Fuels Inc. of 225 Union Boulevard Suite 600 Lakewood, Colorado 80228 United States (Energy Fuels)

Background

A Mr Carstens has been employed by Base Resources in the position of Managing Director (Employment). Mr Carstens has also held the title of Executive Vice President, Heavy Mineral Sands Operations of Energy Fuels.

B Base Resources is an indirect wholly owned subsidiary of Energy Fuels.

C Mr Carstens is employed under an employment agreement with Base Resources dated 6 May 2008 (Contract), which was varied by agreement on 26 June 2008 and 19 October 2009.

D During the Employment, Mr Carstens participated in the Energy Fuels Executive Short Term Incentive Plan (STIP) and Energy Fuels Executive Long-Term Incentive Plan (LTIP) (together, the Energy Fuels Plans).

E Following the acquisition of Base Resources by Energy Fuels in October 2024, Base Resources and its shareholders have undertaken a review of Base Resources' operations and have decided that, for genuine operational reasons, Base Resources no longer requires the role performed by Mr Carstens to be performed by anyone (Redundancy).

F By this deed, the parties agree that Mr Carstens' employment with Base Resources will terminate by reason of redundancy effective 5.00 pm on 31 December 2025 (Termination Date), unless terminated earlier under clause 1(d) (Summary Dismissal Date). Mr Carstens will remain employed until the Termination Date or the Summary Dismissal Date (whichever applies) (Notice Period).

G Mr Carstens and Base Resources and Energy Fuels have reached agreement on the terms set out in this deed.

Agreed terms

Notice Period and termination of Employment

1. During the Notice Period:

(a) Mr Carstens must comply with all duties and obligations owed to Base Resources and its related bodies corporate (as defined in the Corporations Act 2001 (Cth)) (RBC);

(b) Mr Carstens must:

(i) act as directed by Energy Fuels' Chief Executive Officer and/or its President; and

(ii) not commence any alternative employment or act in conflict with Base Resources' interests or the interests of its RBCs;

(c) Mr Carstens must provide any handover or other reasonable assistance if and when reasonably requested by Energy Fuels' Chief Executive Officer and/or its President, including, to the extent consistent with Mr Carstens' fiduciary duties, signing any documents or undertaking any acts within the scope of his duties as required;

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(d) Base Resources retains the right to summarily dismiss Mr Carstens for serious misconduct (as that term is defined in the Fair Work Act 2009 (Cth) if it becomes aware of new information that it considers warrants such a dismissal for serious misconduct, in which case Mr Carstens' entitlements will be limited to those set out in clause 8 but will retain his obligations under this deed;

(e) Energy Fuels' Chief Executive Officer and/or President may at any time direct Mr Carstens:

(i) not to attend for work at any or all company premises or projects;

(ii) to perform no work;

(iii) to perform designated duties whether or not these duties form part of Mr Carstens' usual role; or

(iv) to not contact any persons or entities on any matters relating to the business of Base Resources or Energy Fuels including, but not limited to, their employees, clients, customers, governmental contacts or service providers.

(f) Base Resources must continue to pay Mr Carstens his ordinary salary in place as of the time this deed is signed, which is not eligible for further increases; and

(g) Mr Carstens' will continue to accrue annual leave and long service leave.

2. Where a direction is given under clause 1(e), Mr Carstens may be directed to return all Company Property to Base Resources and, after ensuring that Base Resources has a copy, permanently erase all electronic copies of Company Property on Mr Carstens' personal devices.

3. Mr Carstens' Employment will terminate on the Termination Date (unless terminated earlier in accordance with clause 1(d)) and the parties agree no further steps are required to effect the termination.

Termination entitlements

4. Within 21 days of the Termination Date, on account of the Redundancy and termination of the Employment, Base Resources must pay to, or on behalf of, Mr Carstens:

(a) an amount equivalent to six months' salary in lieu of notice;

(b) an amount equivalent to 12 weeks' salary as a redundancy payment, with Mr Carstens agreeing that this amount will be paid in lieu of the amount specified at clause 9 of the Contract;

(c) any salary and superannuation contributions that are outstanding as at the Termination Date;

(d) an amount equal to the cash bonus Mr Carstens would have received for FY2025 (i.e. January - December 2025) under Energy Fuels' STIP calculated at "target," being 50% of his salary; and

(e) a gross sum for any unused annual leave or long service leave accrued as at the Termination Date.

5. Notwithstanding the Termination Date, the Redundancy, the termination of the Employment, or any direction that may be given pursuant to clause 1(e) all unvested Restricted Stock Units (RSUs) and Performance-Based Non-Qualified Stock Options (Performance NSOs) held by Mr Carstens as of his last day of Employment shall not terminate or expire on the Termination Date but shall instead, pursuant to the existing approval of the Energy Fuels Board of Directors, have their termination or expiry dates waived and then amended to 31 January 2026, thereby allowing Mr Carstens' existing equity grants to vest, in part, on 27 January 2026 and 29 January 2026, respectively, according to the original terms of such grant awards (save for the waivers and amendments referred to in this clause). On 31 January 2026, all unvested RSUs and unvested Performance NSOs held by Mr Carstens shall expire and be immediately forfeited to Energy Fuels.

6. With respect to Mr Carstens' Performance NSOs, the Board of Directors of Energy Fuels has amended Mr Carstens' post-termination exercise period such that Mr Carstens shall have three (3) months after 29 January 2026 (being the last applicable vesting date) in which to exercise any vested Performance NSOs. Any Performance NSOs held by Mr Carstens that are vested but not yet exercised as of market-close on the NYSE American on 29 April 2026 shall immediately expire and be cancelled and forfeited to Energy Fuels, and Mr Carstens shall have no further rights or claims under Energy Fuels' Omnibus Plan at that time.

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7. Base Resources and/or Energy Fuels on behalf of Base Resources, as appropriate, will deduct from the payments in clauses 4 and 5 (and clause 8 if applicable):

(a) all amounts it is required by law to deduct and remit for tax; and

(b) any superannuation contributions required by Base Resources to avoid a superannuation guarantee charge and remit those contributions to Mr Carstens' superannuation fund in accordance with its usual practice.

8. In the event that Mr Carstens' Employment is terminated in accordance with clause 1(d), instead of the payments and vesting entitlements provided for in clauses 4 and 5, Mr Carstens will only be entitled to:

(a) any salary and superannuation contributions that are outstanding as at the Summary Dismissal Date;

(b) a gross sum for any unused annual leave or long service leave accrued as at the Summary Dismissal Date; and

(c) any vested rights under the Omnibus Plan that have not yet been paid out as at the Summary Dismissal Date.

Release

9. Mr Carstens releases the Beneficiaries from all present and future claims (whether known or unknown) relating to the matters set out in the Background, the Employment, the terms of the Employment, the Contract, the Energy Fuels Plans, the Omnibus Plan, the Redundancy, the Notice Period and/or the termination of the Employment, except for claims for workers' compensation and superannuation which cannot be released under this deed, and agrees that the Beneficiaries may plead this deed as a bar to any such claims. Notwithstanding the foregoing, nothing in this deed affects Mr Carstens' existing rights under the Indemnity Agreement entered with Energy Fuels dated 3 October 2024 or the Deed of Indemnity, Insurance and Access entered with Base Resources from 2008.

Non-disparagement

10. Mr Carstens must not make any disparaging comment, publicly or otherwise, about any of the Beneficiaries.

11. Each of Base Resources and Energy Fuels must not make any disparaging comment, publicly or otherwise, about Mr Carstens. Each of Base Resources and Energy Fuels must otherwise undertake reasonable good faith efforts to ensure that no Beneficiary makes any disparaging comment, publicly or otherwise, about Mr Carstens.

Confidentiality

12. The parties must keep this deed and the terms recorded in it strictly confidential except that they may disclose it as required by law; to enforce this deed; to obtain professional legal or accounting advice; to the Australian Taxation Office; and, in the case of Base Resources and Energy Fuels, in the ordinary course of business but always subject to clause 13.

13. Each of Base Resources and Energy Fuels undertakes that it will not make any public release that references Mr Carstens, other than in a form approved in writing by Base Resources/Energy Fuels (as applicable) and Mr Carstens (each acting reasonably). If no agreement can be reached, the content will be determined solely by Base Resources and/or Energy Fuels acting in good faith. Nothing herein shall prevent Base Resources and/or Energy Fuels from making public releases as required by law or as directed by their external auditors.

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14. Mr Carstens must keep confidential any confidential information of which Mr Carstens became aware in the course of, or in connection with, the Employment except for information which is part of Mr Carstens' general skill and knowledge.

15. Nothing in this deed (including clauses 12 and 14) is intended to prevent Mr Carstens from disclosing any information Mr Carstens is expressly permitted to disclose under Chapter 2, Part 2-9, Div 4 of the Fair Work Act 2009 (Cth).

Other obligations and general terms

16. Mr Carstens must comply with all ongoing obligations to Base Resources including clauses 6 (Confidential Information), 14 (Restrictions) and 16.4 (Termination - Delivery of Documents) of the Contract.

17. Within 3 days after the Termination Date (or the Summary Dismissal Date if earlier), Mr Carstens must return all Company Property to Base Resources and, after ensuring Base Resources has a copy, permanently erase all electronic copies of Company Property on Mr Carstens' personal devices.

18. Mr Carstens warrants that he has read and understood this deed and has had the opportunity to receive independent legal advice about the terms and effect of this deed.

19. Energy Fuels warrants that:

(a) the Energy Fuels Board of Directors has approved the treatment of RSUs and Performance NSOs as per clauses 5 and 6 in accordance with the terms of issue of those instruments and for all other purposes, and this treatment of RSUs and Performance NSOs is permitted under applicable law and the terms of issue of those instruments (as waived and amended); and

(b) as required under applicable laws, all approvals have been obtained for entry into this deed and performance by Energy Fuels and Base Resources of their respective obligations.

20. Mr Carstens must execute all further documents required by Base Resources and/or Energy Fuels to give effect to this deed or the termination of his Employment with Base Resources, including resigning from the office of Director and/or Company Secretary of Base Resources and its RBCs.

21. Clause 9 also has effect as a deed poll given by Mr Carstens in favour of the Beneficiaries.

22. In this deed:

(a) Beneficiaries means:

(i) Base Resources, Energy Fuels and EFR Australia Pty Ltd;

(ii) each of the RBCs of the entities in sub-clause (i); and

(iii) each of the current and former officers, directors, employees and agents of the entities in sub-clause (i) and (ii); and

(b) Company Property includes anything which incorporates confidential information of Base Resources or a RBC or information Mr Carstens has obtained as a consequence of the Employment which is not in the public domain (other than as a result of a breach of Mr Carstens' confidentiality obligations.

23. This deed may be executed in any number of counterparts.

24. This deed is governed by the law applicable in, and the parties submit to the exclusive jurisdiction of, the Courts of Western Australia.

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EXECUTED as a deed.

Signed sealed and delivered by Tim Carstens in the presence of

/s/ Andre Greyling	/s/ Tim Carstens
Signature of witness	Signature of Tim Carstens

Andre Greyling	August 28, 2025
Name of witness (print)	Date

Signed for Base Resources Limited (ABN 88 125 546 910) by an authorised officer in the presence of

/s/ Ross Bhappu
Signature of officer

/s/ Nathan Longenecker	Ross Bhappu
Signature of witness	Name of officer (print)

Nathan Longenecker	President
Name of witness (print)	Office held

August 28, 2025
Date

Deed of separation and release	Page 5

Signed for Energy Fuels Inc. by an authorised officer in the presence of

/s/ Ross Bhappu
Signature of officer

/s/ Nathan Longenecker	Ross Bhappu
Signature of witness	Name of officer (print)

Nathan Longenecker	President
Name of witness (print)	Office held

August 28, 2025
Date

Deed of separation and release	Page 6